Exhibit 10.3
IRIDIUM COMMUNICATIONS INC.
EXECUTIVE SEVERANCE PLAN
1.Purpose
Iridium Communications Inc. (the “Company”) has adopted this Iridium Communications Inc. Executive Severance Plan (the “Plan”), for the purpose of providing a uniform standard for determining severance benefits for certain executives of the Company and its Subsidiaries who incur certain terminations of employment. The provisions of the Plan hereby replace and supersede any provisions contained in any Service Agreement (as defined below) which provide for the payment of severance payments or benefits upon a termination of the Participant’s employment by the Company or a Subsidiary without cause or by the Participant for good reason. This Plan shall be effective as of February 26, 2026. This document constitutes both the Plan document and the summary plan description required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
2.Definitions
Certain capitalized terms used in this Plan shall have the meanings given in this Section 2.
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” has the meaning set forth in the Participant’s Service Agreement or, if not so defined, means the Participant’s: (A) material breach of the Participant’s Service Agreement, including the willful failure to substantially perform the Participant’s duties thereunder; (B) willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board, not inconsistent with the terms of the Participant’s Service Agreement; (C) commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of guilty or no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (D) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities; (E) breach of any written policies or procedures of the Company Group that are applicable to the Participant and that have previously been provided to the Participant, which breach causes or is reasonably expected to cause material economic harm to any member of the Company Group; or (F) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company or any of its affiliates (or any of their respective predecessors or successors), which, for the avoidance of doubt, shall not include any good faith disputes regarding immaterial amounts that relate to the Participant’s expense account, reimbursement claims or other de minimis matters; provided, however, in the case of (A), (B) or (E) above, if any such breach or failure is curable, Cause shall occur only after the Participant fails to cure such breach or failure to the reasonable satisfaction of the Board within 15 calendar days of the date the Company delivers written notice of such breach or failure to the Participant. For purposes of this Plan, no act or failure to act by the Participant shall be considered “willful” unless such act is done or failed to be done intentionally and in bad faith.

(c)“Change in Control” has the meaning set forth in the Equity Plan.
(d)“Company Group” means the Company together with each Subsidiary.
(e)“Compensation Committee” means the Compensation Committee of the Board.
(f)“Disability” has the meaning set forth in the Equity Plan.
(g)“Equity Plan” means the Company’s Amended and Restated 2015 Equity Incentive Plan, as amended or restated from time to time, or any similar defined term in any replacement or successor omnibus equity plan, as in effect from time to time.
(h)“Good Reason” means the occurrence of any of the following events or circumstances:
(i)a material reduction in the nature or scope of the Participant’s responsibilities, duties, authority or reporting line from those contemplated by their Service Agreement, including any demotion or diminution of role of the person to whom the Participant reports, or in the case of the CEO, causing the Participant to report to any person other than the Board (or the board of directors of the Company’s successor in a Change in Control);
(ii)a material reduction in the Participant’s then-current base salary (or, if greater, and in the case of a Qualifying CIC Termination, as of immediately prior to the Change in Control);
(iii)the relocation of the Participant’s primary office to a location that is not within a 60 mile radius of the Participant’s primary office location set forth in their Service Agreement; or
(iv)any other breach by the Company of a material term of this Plan or the Service Agreement, including but not limited failing to cause any successor to the Company to expressly assume and agree to perform this Plan;
provided, that any such event described in (i) through (iv) above shall not constitute Good Reason unless the Participant delivers to the Company a notice of termination for Good Reason within 30 calendar days after the Participant first learns of the existence of the circumstances giving rise to Good Reason, within 30 calendar days following the delivery of such notice of termination for Good Reason the Company has failed to cure the circumstances giving rise to Good Reason, and the Participant’s resignation from all positions the Participant then holds with the Company is effective not later than 30 calendar days following the end of the cure period.
(i)“Plan Administrator” means the Compensation Committee of the Company, or such other individual as determined by the Compensation Committee from time to time.

(j)“Qualifying Termination” means a Participant’s employment is terminated (i) by the Company or a Subsidiary without Cause or (ii) by the Participant for Good Reason.
(k)“Qualifying Non-CIC Termination” means a Qualifying Termination that is not a Qualifying CIC Termination.
(l)“Qualifying CIC Termination” means a Qualifying Termination that occurs within three months immediately prior to a Change in Control or within 24 months immediately following a Change in Control (the “Change in Control Period”). To the extent that a Qualifying Termination occurs during the Change in Control Period but prior to a Change in Control, the Qualifying Termination initially will be deemed a Qualifying Non-CIC termination; provided that if a Change in Control occurs within three months following such Qualifying Termination, upon the occurrence of a Change in Control, the Qualifying Termination will retroactively be deemed a Qualifying CIC Termination.
(m)“Service Agreement” means the Participant’s employment agreement, offer letter or other individual agreement with the Company Group governing the Participant’s employment.
(n)“Severance Benefits” shall mean the severance payments and benefits provided under this Plan, and shall consist of either the CIC Severance Benefits or the Non-CIC Severance Benefits (each as defined below), as applicable.
(o)“Severance Multiple” means the multiple of base salary and target annual bonus opportunity payable in the event of a Qualifying CIC Termination as set forth in a Participant’s Participant Agreement.
(p)“Severance Period” means the period over which the Cash Severance Amount is payable as set forth in a Participant’s Participation Agreement.
(q)“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
(r)“Termination Date” means the date on which the Participant’s employment with the Company or any Subsidiary is terminated.
3.Eligibility
Executive employees will be eligible to receive severance benefits under this Plan (each such eligible executive, a “Participant”) if they are selected by the Company to participate in the Plan and have signed and delivered to the Company, within the time set by the Company, a participation agreement (the “Participation Agreement”) in substantially the form attached hereto as Exhibit A. A Participant will be eligible for Severance Benefits if the Participant experiences a Qualifying Termination. For the avoidance of doubt, a Participant will not experience a Qualifying Termination if the Participant incurs a termination of employment:
(a)by the Company or a Subsidiary for Cause;
(b)by the Company or a Subsidiary due to Disability;
(c)due to the Participant’s death;
(d)due to the Participant’s voluntary retirement or voluntary resignation without Good Reason;
(e)upon or in connection with the Participant’s acceptance of employment with any Subsidiary or affiliate of the Company or a Subsidiary, other than the entity that currently employs the Participant; or
(f)due to the sale of any member of the Company Group or any business unit, facility, division or subsidiary thereof, to the extent the Participant continues to be employed by or is offered substantially equivalent employment with the purchaser or any of its affiliates or successor to the business of the Company or any Subsidiary (except to the extent that any changes in the Participant’s terms of employment would constitute Good Reason).
If a Participant conveys to the Company or a Subsidiary intent to resign in writing under clause (d) and the Company or Subsidiary decides to accept the resignation at an earlier date, or to accelerate the Participant’s Termination Date, the Participant will not be entitled to severance payments and benefits under the Plan as a result of such acceptance or acceleration of the Participant’s resignation of employment.
Notwithstanding the eligibility requirements set forth above, ineligibility to participate in the Plan will not preclude any individual from receiving any termination benefits that may be provided in any equity award agreement or that may be provided in a Participant’s Service Agreement upon a termination of employment due to the Participant’s death, disability or retirement.
4.Qualifying Non-CIC Termination Severance Payments and Benefits
Upon a Participant’s Qualifying Non-CIC Termination, subject to Section 6 below, the Participant will be entitled to receive the following severance payments and benefits (the “Non-CIC Severance Benefits”):
(a)an amount equal to the number of months of the Participant’s then-current base salary as set forth in the Participant’s Participation Agreement (disregarding any reduction of base salary which may give rise to Good Reason) (the “Cash Severance Amount”), paid in substantially equal installments over the applicable Severance Period in accordance with the Company’s regular payroll practices;

(b)a pro-rata annual bonus for the fiscal year in which the Termination Date occurs, measured based on the number of full months the Participant was employed during such year and paid at target levels, paid in substantially equal installments over the applicable Severance Period in accordance with the Company’s regular payroll practices;
(c)if the Participant is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall, in its sole discretion, (i) pay the applicable COBRA premium payments for the Participant and the Participant’s eligible dependents under the Company’s (or any Subsidiary’s) group health plans until the earliest of (A) the date that is twelve (12) months following the Participant’s Termination Date, (B) the date that the Participant becomes eligible for substantially similar coverage from a subsequent employer, and (C) the date that the Participant is no longer eligible to receive continuation coverage under COBRA (the “COBRA Payment Period”) or (ii) provide a fully taxable lump sum cash payment in a gross amount that would result in an after-tax payment equal to 12 times the monthly COBRA premium to continue the Participant’s coverage at the same level of coverage that was in effect on the Participant’s termination date (including coverage for the Participant’s eligible dependents, if applicable), subject to required payroll deductions and tax withholdings (the payment provided under this clause (ii), the “COBRA Benefit”);
(d)any earned but unpaid annual bonus in respect of the fiscal year ending prior to the year of the Termination Date, payable when the annual bonus would have normally been paid; and
(e)any outstanding equity awards will be treated in accordance with the terms of the Equity Plan and the applicable award agreements thereunder.
The payments and benefits described in clauses (a), (b) and (c)(i) of this Section 4 shall not commence until, and the payments and benefits described in clauses (c)(ii) and (d) of this Section 4 shall be paid within 30 days following, the date that the Release (as defined below) becomes irrevocable; provided, however, that if any portion of the Non-CIC Severance Benefits may be paid or commence in a different calendar year depending on when the Release is executed, then payment of the Non-CIC Severance Benefits will be delayed and paid or provided in the later calendar year.
Notwithstanding the foregoing provisions of this Section 4 and the following Section 5, to the extent that a Qualifying Termination occurs prior to a Change in Control, and the Participant is entitled to receive the Non-CIC Severance Benefits pursuant to Section 4, and a Change in Control occurs within three months after that Qualifying Termination such that it is deemed a Qualifying CIC Termination, the Participant shall become entitled to receive the CIC Severance Benefits (without duplication of any of the Non-CIC Severance Benefits), and the excess of the CIC Severance Benefits that would have been paid prior to the Change in Control over the Non-CIC Severance Benefits paid prior to the Change in Control shall be paid as soon as administratively possible following the Change in Control. In addition, in the event that a Qualifying Termination occurs prior to a Change in Control, any then-outstanding equity awards that would be forfeited upon such termination by their terms shall remain outstanding and unvested until the earlier of (i) three months following the Termination Date and (ii) the date of a Change in Control, solely so that any benefits that would be due on a

Qualifying CIC Termination can be provided, and, if no Change in Control occurs within such three-month period, such unvested equity awards shall automatically be forfeited.
5.Qualifying CIC Termination Severance Payments and Benefits
Upon a Participant’s Qualifying CIC Termination, subject to Section 6 below, the Participant will be entitled to receive the following severance payments and benefits (the “CIC Severance Benefits”):
(a)an amount equal to (i) the sum of the Participant’s (A) then-current base salary (disregarding any reduction of base salary which may give rise to Good Reason) and (B) then-current target annual bonus opportunity multiplied by (ii) the applicable Severance Multiple set forth in the Participant’s Participation Agreement, paid in a lump sum;
(b)an annual bonus for the fiscal year in which the Termination Date occurs, based on target performance, paid in a lump sum;
(c)the COBRA Benefit;
(d)any earned but unpaid annual bonus in respect of the fiscal year ending prior to the year of the Participant’s Termination Date, payable when the annual bonus would have normally been paid; and
(e)notwithstanding the terms of the Equity Plan or the applicable award agreement thereunder, accelerated vesting of 100% of each outstanding equity award that the Participant holds as of the Termination Date, with any performance conditions deemed to be satisfied in accordance with the terms of the applicable award agreement.
The payments and benefits described in this Section 5 shall not commence until or shall be paid within, as applicable, 30 days following, the date that the Release becomes irrevocable; provided, however, that if any portion of the CIC Severance Benefits may be paid in a different calendar year depending on when the Release is executed, then payment of the CIC Severance Benefits will be delayed and paid or provided in the later calendar year.
6.Requirement of Release and Compliance with Covenants
In order to be eligible to receive any Severance Benefits in connection with a Qualifying Termination or a Qualifying CIC Termination, a Participant must: (a) sign and deliver to the Company, within the time set by the Company, an effective general release and waiver of claims (a “Release”) in a form provided by the Participant’s employer, without alterations (and not revoke the release and waiver following delivery of the release and waiver to the Company, if revocation is permitted by applicable law), which Release shall become effective no later than fifty-four (54) days following the Termination Date; and (b) comply, and continue to comply, with the terms of the Release and, as applicable, of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to the Company, for the applicable duration of each such covenant, whether set forth in the Participant’s Service Agreement or otherwise. For the avoidance of doubt, in the event of a Participant’s breach of the terms of any restrictive covenant obligation to any member of the

Company Group, including under the Participant’s employment agreement, offer letter, or other agreement with any member of the Company Group, the Participant shall not be entitled to any further payments or benefits under this Plan, and the Participant may (in the discretion of the Compensation Committee) be obligated to repay any Severance Benefits previously paid.
For the avoidance of doubt, any Severance Benefits are subject to the Company’s clawback policies, including the Iridium Communications Inc. Incentive Compensation Recoupment Policy, the Policy for Recoupment of Incentive Compensation (as either such policy may be amended from time to time) and any other policies the Company may adopt from time to time.
7.Transition Periods; Notice Periods.
The Plan shall not be construed to preclude or otherwise avoid any required notice period or garden leave or post-termination retirement or health plan coverage or other minimum benefits required to be provided by applicable law, and a Participant shall continue to receive all salary and benefits that are required to be provided during any required statutory notice period or garden leave. In the event that the applicable law of any jurisdiction, or the terms of any contract with a Participant, require a notice period or garden leave, or if the Company and the Participant otherwise agree to a transition period during which the Participant remains an active employee of the Company, then the Company or any Subsidiary may, in its discretion and to the extent permitted by applicable law, reduce the Severance Benefits specified in Section 4 or Section 5, as applicable, by the amount of compensation (whether salary, bonus, other incentive or other compensation) or other benefits that is paid to the Participant during the applicable required notice period or transition period. Any reduction in Severance Benefits in accordance with this Section 7 shall not be deemed a violation of the terms of this Plan. In the event that applicable law requires a notice period, then unless otherwise determined by the Company, for purposes of Section 4(a) or Section 5(a), as applicable, the Termination Date shall be deemed to occur in the year in which the notice period commences.
8.Calculation of Severance Benefits; Tax Withholding
Calculation of a Participant’s Severance Benefits shall be determined based on the Participant’s salary and other compensation in effect as of the Participant’s Termination Date (disregarding any reduction of base salary which may give rise to Good Reason). The Company shall have the discretion, from time to time and on a case-by-case basis, to provide such additional severance payments or benefits, whether under this Plan or any other plan or arrangement, as it deems necessary or appropriate. In no event shall the provision of any such benefit for one Participant create a precedent or require that any other Participant be provided such benefit, either under this Plan or any other plan or arrangement.
All Severance Benefits provided shall be subject to withholding of applicable federal, state and/or local taxes as required by applicable law.

9.Section 409A
The Company intends that all Severance Benefits shall satisfy the requirements for a short-term deferral or an involuntary separation plan payment so as not to be treated as deferrals of compensation. Notwithstanding the foregoing, to the extent any payments or benefits under the Plan are subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under the Plan subject to Section 409A:
(a)The Participant shall not be considered to have terminated employment with the Company or a Subsidiary unless such termination constitutes a “separation from service” within the meaning of Section 409A.
(b)Each separate payment to be made or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.
(c)Any payments subject to execution of an effective release shall be paid within 60 days following the Participant’s separation from service; provided, however, if this 60-day period begins in one calendar year and ends in a later calendar year, the payment will be made in the second calendar year on a date determined by the Company.
(d)If the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
The Company makes no representation that payments described in the Plan will be exempt from or comply with Section 409A.
10.Section 280G
In the event that any Severance Benefits or other compensation contingent upon a Change in Control to be received by a Participant (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and (ii) but for this Section 10, be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions, or any comparable federal, state, local or foreign excise tax) (“Excise Tax”), then, subject to the provisions of this Section 10, such Payments shall be either be (A) provided in full pursuant to the terms of this Plan or any other applicable agreement, or (B) reduced to the minimum extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local or foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 10 shall be made by a nationally recognized accounting firm selected and retained by the Company (“Independent Tax Firm”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. The Company shall bear all costs that Independent Tax Firm may reasonably incur in connection with any calculations contemplated by this Section 10. For purposes of making the calculations required under this Section 10, the Independent Tax Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Firm shall assume that the Participant pays all taxes at the highest marginal rate.
11.Accrued Amounts
Regardless of the reasons for the termination of any Participant’s employment, the Participant shall be entitled to receive (in addition to the Severance Benefits): (i) any base salary earned but not paid through the Participant’s Termination Date, to be paid on the next regularly scheduled payroll date following such termination or at any earlier time required by applicable law, (ii) any reasonable business expenses incurred during the course of the Participant’s employment which were not reimbursed prior to the Termination Date, and (iii) vested benefits under any retirement or health and welfare plan sponsored or maintained by the Company or any Subsidiary, determined in accordance with the terms and conditions of such plans.
12.Plan Administration
The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan not otherwise reserved to the Company. Not in limitation, but in amplification of the powers and duties specified in this Plan, the Plan Administrator shall:
(a)Have all powers to administer the Plan, within its sole discretion.
(b)Have total and complete discretion to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan, including the power to construe and interpret the Plan; to decide all questions relating to an individual’s eligibility for benefits and the amounts thereof; to make such adjustments which it deems necessary or desirable to correct any mathematical or accounting errors; and to determine the amount, form and timing of any distribution to be made hereunder.
(c)Correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as the Plan Administrator shall deem necessary to carry out the purposes of this Plan.

(d)Have fact finder discretionary authority to decide all facts relevant to the determination of eligibility for benefits or participation; have the discretion to make factual determinations as well as decisions and determinations relating to the amount and manner of allocations and distribution benefits; and in making such decisions, be entitled to, but need not rely upon, information supplied by a Participant or representative thereof.
(e)Have total and complete discretion to adopt, publish, and enforce such rules as the Plan Administrator shall deem necessary and proper for the efficient administration of the Plan.
All determinations by the “Company” referred to in the Plan shall be made by the applicable entity in its capacity as the employer. All determinations by Iridium Communications Inc. referred to in the Plan shall be made by Iridium Communications Inc. in its capacity as settlor of the Plan.
13.General Provisions
Except to the extent that federal law governs, this Plan will be construed, administered and enforced in accordance with the laws of the Commonwealth of Virginia. Participants may not assign or transfer the benefits provided under this Plan.
Any provision in the Plan that is prohibited or unenforceable by reason of applicable law in any jurisdiction shall be ineffective, but only in that jurisdiction and only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of this Plan.
Nothing in this Plan shall be construed as conferring any right upon a Participant to continued employment with any member of the Company Group, or interfere with the right of the Company or any Subsidiary to terminate, or change the terms of, a Participant’s employment at any time.
For the avoidance of doubt, no severance payment made under the Plan shall be considered as creditable “compensation” under any benefit plan maintained by the Company, unless specifically provided for under the applicable plan documents or required by applicable law.
If the Company is obligated by the Worker Adjustment and Retraining Notification Act, or any applicable local law equivalent for Participants outside the United States, (“WARN”) to provide any Participant compensation or benefits upon a plant closing or mass layoff, then any benefits provided under this Plan will be reduced or offset by the amount of the compensation and benefits Participants receive under WARN.
14.Plan Information
Information required by ERISA

Plan Name Iridium Communications Inc. Executive Severance Plan	Type of Welfare Plan Severance Pay
Employer Identification Number 26-1344998	Plan Year Ends December 31
Plan Number Plan 501 Plan Sponsor Iridium Communications Inc. Agent for Service of Legal Process Chief Legal Officer Iridium Communications Inc. 1676 International Drive, Suite 1100 McLean, VA 22102	Plan Administrator Compensation Committee
15.Funding of the Plan
The Company will pay amounts owing under the Plan out of the general assets of the Company. This Plan is intended to be an unfunded “employee welfare benefit plan” as defined in Section 3(1) of ERISA and, accordingly, this Plan is governed by ERISA.
16.Changing or Terminating the Plan
The Company reserves the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time, by action of the Board, or its delegate; provided, however, (i) that to the extent that any such action would be adverse to the Participants, the Company shall provide notice of such action at least six months prior to its effective date and (ii) that following a Change in Control, no amendment, modification, suspension or termination of the Plan shall apply to any individual that was selected to be a Participant in the Plan prior to the Change in Control if such amendment, modification, suspension or termination would be adverse to such Participant. A plan amendment, modification, suspension or termination may be made for any reason and at any time subject to the preceding sentence.
17.ERISA Rights
Participants in the Plan have certain rights and protections under ERISA. ERISA provides that Participants are entitled to:
(a)Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan; and
(b)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (“EBSA”). The Plan Administrator may make a reasonable charge for the copies.
18.Prudent Actions by Plan Fiduciaries
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to administer the Plan prudently and solely in the interest of the Participants and their beneficiaries. No one, including a Participant’s employer, or any other person, may fire a Participant or otherwise discriminate against any Participant in any way to prevent a Participant from obtaining a benefit or exercising a Participant’s rights under ERISA.
19.Filing a Claim
If a Participant disagrees with the determination or payment of such Participant’s Severance Benefits, or if a Participant has any questions about receiving these Severance Benefits, such Participant should contact the Plan Administrator in writing within 60 days following becoming aware of any determination or the receipt of the payment, as applicable, that the Participant wishes to challenge.
20.Time Frame for Claim Determinations; Adverse Benefit Determinations
The Plan Administrator will notify the Participant of an adverse benefit determination (i.e., any denial, reduction, or termination of a benefit, or a failure to provide or make a payment) within a reasonable period of time, but no later than 90 days after receiving such Participant’s written claim. This 90-day period may be extended for up to an additional 90 days if the Plan Administrator (i) determines that special circumstances require an extension of time for processing the claim, and (ii) notifies the Participant, before the initial 90-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination.

In the event an extension is necessary due to a Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Plan Administrator sends the Participant the extension notification until the date the Participant responds to the request for additional information.
The Plan Administrator’s notice of an adverse benefit determination will set forth:
(a)The specific reason(s) for the adverse benefit determination;
(b)Reference to the specific Plan provisions on which the benefit determination is based;
(c)A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why that material or information is necessary; and

(d)A description of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA after an adverse determination on appeal to the Plan Administrator.
21.Procedures for Appealing an Adverse Benefit Determination
A Participant, or a Participant’s authorized representative, has 60 days following the receipt of a notification of an adverse benefit determination under Section 20 within which to appeal the determination. A Participant has the right to:
(a)Submit written comments, documents, records and other information relating to the claim for benefits;
(b)Request reasonable access to, and copies of all documents, records and other information relevant to the Participant’s claim for benefits. Note that a reasonable charge will be made for copies of the Plan document. For this purpose, a document, record, or other information is treated as “relevant” to a claim if it:
(a)was relied upon in making the benefit determination;
(b)was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination; or
(c)demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and
(c)A review that takes into account all comments, documents, records, and other information submitted by the Participant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator will notify the Participant of the Plan’s benefit determination on appeal within a reasonable period of time, but not later than 60 days after receipt of the Participant’s written appeal. This 60-day period may be extended for up to an additional 60 days if the Plan Administrator (i) determines that special circumstances require an extension of time for processing the appeal of the claim, and (ii) notifies the Participant, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination on review.
In the event that an extension is necessary due to the Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on appeal is stopped from the date the Plan Administrator sends the Participant the extension notification until the date such Participant responds to the request for additional information.
The Plan Administrator’s notice of an adverse benefit determination on appeal will contain all of the following information:

(a)the specific reason(s) for the adverse benefit determination;
(b)reference to the specific Plan provisions on which the benefit determination is based;
(c)a statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim. Note that a reasonable charge may be imposed for copies of the Plan document; and
(d)a statement describing the Participant’s right to obtain the information about such procedures, and a statement of the Participant’s right to bring an action under ERISA.
The Participant must exhaust this Plan’s administrative claims and appeals procedure before bringing a suit in either state or federal court. Similarly, failure to follow the Plan’s prescribed procedures in a timely manner will also cause the Participant to lose the Participant’s right to sue regarding an adverse benefit determination.
22.Assistance with Questions
If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact: Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by contacting EBSA.
* * * * *

Exhibit A
Iridium Communication Inc. Executive Severance Plan
Participation Agreement
[Date]
[Executive Full Name]
[Email]
Re: Participation in Executive Severance Plan
Dear [Executive First Name],
    As a member of the executive leadership team of Iridium Communications Inc. (the “Company”), you have been selected as eligible to participate in the Iridium Communications Inc. Executive Severance Plan (the “Plan”). The purpose of the Plan is to provide a uniform standard for determining severance benefits for members of the Company’s executive leadership team. As a participant in the Plan, you would become eligible to receive severance benefits provided under the Plan in the event that the Company or one of its subsidiaries terminates your employment without “Cause” or if you resign from your employment for “Good Reason” (each as defined in the Plan).
    You will only be eligible to participate in the Plan if you sign and return this Participation Agreement to the Company. By agreeing to become a participant in the Plan, you hereby acknowledge and agree that the severance provisions in your employment agreement with the Company, dated as of [●] (your “Service Agreement”), which provide for the payment of severance payments and benefits upon a termination of your employment by the Company without “cause” or by you for “good reason” (whether in connection with or unrelated to a change in control) will be void and of no further force or effect, and that you will, instead, be eligible for severance benefits as solely provided under the Plan. For the avoidance of doubt, (i) any provisions in your Service Agreement which provide for severance payments or benefits upon a termination of your employment as a result of your death, disability or retirement will remain in effect and shall not be superseded by your participation in the Plan and (ii) any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation set forth in your Employment Agreement shall remain in full force and effect.
For purposes of your participation in the Plan, you acknowledge and agree that your Cash Severance Amount, Severance Period and Severance Multiple will be as follows:

Cash Severance Amount (Qualifying Non-CIC Termination)	[●] months
Severance Period (Qualifying Non-CIC Termination)	[●] months
Severance Multiple (Qualifying CIC Termination)	[●]

    By signing this Participation Agreement, you acknowledge and agree that you have received and read a copy of the Plan and that you understand and agree to be bound by its terms. Thank you for your continued dedication to the Company.
Sincerely,

_____________________________
[●]
Acknowledged and agreed:
Signed: _________________________________
Print Name: _____________________________
Date: ___________________________________